                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant   X
Filed by a Party other than the Registrant

Check the appropriate box:

  Preliminary Proxy Statement                 Confidential, for Use of the
                                              Commission Only (as permitted by
X Definitive Proxy Statement                  Rule 14a-6(e)(2))
  Definitive Additional Materials
  Soliciting Material Under Rule 14a-12

                              CAMDEN PROPERTY TRUST
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
                ------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

X No fee required.

  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1) Title of each class of securities to which transaction applies:______

        2) Aggregate number of securities to which transaction applies:_________

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:__________________________________

        4) Proposed maximum aggregate value of transaction:_____________________

        5) Total fee paid:______________________________________________________

  Fee paid previously with preliminary materials.

  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        1) Amount previously paid:______________________________________________

        2) Form, Schedule or Registration Statement No.:________________________

        3) Filing party:________________________________________________________

        4) Date filed:__________________________________________________________

                              CAMDEN PROPERTY TRUST
                          3 Greenway Plaza, Suite 1300
                              Houston, Texas 77046
                                 --------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


Date:             May 15, 2001
Time:             10:00 a.m., central time
Place:            Westin Galleria Hotel
                  5060 West Alabama
                  Houston, Texas

Matters to be voted on:

1.  Election of eight trust managers to hold office for a one-year term;

2. Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2001; and

3.  Any other matter that may properly come before the meeting.

The Board of Trust Managers recommends that you vote in favor of the election of trust managers and the appointment of Deloitte & Touche LLP as our independent auditors for 2001.

Shareholders who are holders of record of common shares at the close of business on March 22, 2001 will be entitled to vote at the annual meeting.

Please read the attached proxy statement and the voting instructions on the proxy card and then vote by filling out, signing and dating the proxy card and returning it in the enclosed postage pre-paid envelope or by facsimile to (713) 354-2710. If you attend the annual meeting, you may revoke your proxy and vote your shares in person. Please contact our investor relations department at 1-800-9Camden, or in Houston at (713) 354-2500, if you have any questions.

                                        By Order of the Board of Trust Managers,


                                        G. Steven Dawson
                                        Chief Financial Officer, Senior Vice
                                        President-Finance and Secretary



Houston, Texas
March 30, 2001

                                TABLE OF CONTENTS
THE ANNUAL MEETING.............................................................1
BOARD OF TRUST MANAGERS........................................................2
   Election of Trust Managers..................................................2
   Required Vote...............................................................4
   Board Meetings..............................................................4
   Committees of the Board of Trust Managers...................................4
   Board Compensation..........................................................5
EXECUTIVE OFFICERS.............................................................5
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.................6
SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.......................8
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.................................8
COMPENSATION COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION................9
COMPENSATION OF EXECUTIVE OFFICERS............................................12
   Employment Agreements......................................................13
   Compensation Committee Interlocks and Insider Participation................13
PERFORMANCE GRAPH.............................................................14
AUDIT COMMITTEE REPORT........................................................15
SELECTION OF INDEPENDENT AUDITORS.............................................15
   Required Vote..............................................................15
   Audit Fees.................................................................15
   All Other Fees.............................................................15
SHAREHOLDER PROPOSALS.........................................................16
ANNUAL REPORTS................................................................16
ANNEX A - Audit Committee of the Board of Trust Managers Charter.............A-1

                               THE ANNUAL MEETING

         The Board of Trust Managers is soliciting proxies to be used at the annual meeting. This proxy statement and form of proxy are first being sent to shareholders on March 30, 2001.

       The following is important information regarding the annual meeting.

Q:     What may I vote on?

A: At the annual meeting, you will be voting on two proposals. Item numbers refer to the numbers on the proxy card.

       Item 1: Election of eight trust managers to hold office for a one-year term.

       Item 2: Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2001.

Q:     How does the board recommend that I vote?

A: The board of trust managers recommends that you vote in favor of the election of trust managers and the appointment of Deloitte & Touche LLP as our independent auditors for 2001.

Q:     Who is entitled to vote?

A: All shareholders of record on the close of business on March 22, 2001 are entitled to vote at the annual meeting. On March 22, 2001, we had 38,114,613 common shares outstanding. Each share is entitled to one vote.

Q:     How do I vote?

A: To cast your vote, please complete, date, sign and mail the proxy card in the enclosed postage pre-paid envelope or fax it to (713) 354-2710. By voting, you will authorize the individuals named on the proxy card, referred to as proxies, to vote your shares according to your instructions. You may specify on the proxy whether your shares should be voted for all, some or none of the nominees for trust manager. You may also specify whether you approve, disapprove or abstain from voting on the other proposals.

       If you do not indicate how you wish to vote for one or more of the nominees for trust manager in Item 1, the proxies will vote FOR election of all of the nominees for trust manager. If you "withhold" your vote for any of the nominees, your vote will not be counted in the tabulation of votes cast on that nominee. If you leave Item 2 blank, the proxies will vote FOR approval of that proposal. If you abstain from voting on
       Item 2, your vote will not be counted in the tabulation of votes cast on that proposal.

Q:     How can I change my vote or revoke my proxy?

A: You may change your vote or revoke your proxy at any time before the meeting in any of three ways:

        1. by submitting written notice to our Secretary;

        2. by submitting another proxy that is properly signed and later dated; or

        3. by voting in person at the meeting.

Q:     What does it mean if I get more than one proxy card?

A: It means that you hold shares in more than one account. Please sign and return all proxy cards to ensure that all of your shares are voted.

Q:     How will votes be counted?

A: The meeting will be held if a quorum is represented in person or by proxy at the meeting. A quorum is a majority of our outstanding common shares entitled to vote. If you have returned a signed proxy card or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you do not vote. Failures to vote, referred to as abstentions, are not counted as votes cast on a proposal and have no effect on the result of the vote on that proposal. A withheld vote is the same as an abstention.

       Broker non-votes occur when proxies submitted by a broker, bank or other nominee holding shares in "street" name do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not receive instructions as to how to vote on those proposals. We will treat broker non-votes as shares that are present and entitled to vote for quorum purposes. However, broker non-votes will not be counted as votes cast on a proposal and will have no effect on the result of the vote on that proposal.

Q:     Who will pay the costs of soliciting the proxies?

A: We will pay all of the costs of soliciting proxies on the accompanying form. Some of our trust managers, officers and other employees may solicit proxies personally or by telephone, mail or facsimile. They will not be specially compensated for these solicitation activities. We do not expect to pay any fees for the solicitation of proxies, but may pay brokerage firms and other custodians for their reasonable expenses for forwarding solicitation materials to the beneficial owners of shares.

Q:     How will voting on other business be conducted?

A: We do not know of any matter to be presented or acted upon at the meeting, other than the proposals described in this proxy statement. If any other matter is presented at the meeting on which a vote may be properly taken, the shares represented by proxies will be voted in accordance with the judgment of the persons named as proxies on the accompanying proxy card.

                             BOARD OF TRUST MANAGERS

Election of Trust Managers (Item 1 on Proxy Card)

     There are currently eight trust managers on the board. The board has selected each of the eight current trust managers as a nominee for election at the annual meeting.

     Trust managers elected at the meeting will hold office for a one-year term. Unless you withhold authority to vote for one or more nominees, the persons named as proxies intend to vote for election of the eight nominees.

     All nominees have consented to serve as trust managers. The board has no reason to believe that any of the nominees will be unable to act as trust manager. However, if a trust manager is unable to stand for re-election, the board may either reduce the size of the board or designate a substitute. If a substitute nominee is named, the proxies will vote for the election of the substitute.

         The nominees are as follows:

Richard J. Campo
Age:                        46
Trust Manager Since:        1993
Principal Occupation:       Chairman of the Board and Chief Executive Officer of
                            Camden Property Trust since May 1993
Other Directorships:        SierraCities.com (a publicly-held financial services
                            company)

William R. Cooper
Age:                        64
Trust Manager Since:        1997
Principal Occupation:       Private Investor
Recent Business Experience: Prior to April 1997, Mr. Cooper served  for 30 years in a variety of capacities  with Paragon Group, Inc.
                            or its predecessor. Most recently, Mr. Cooper served as Chairman of the Board of Directors and Chief
                            Executive Officer of Paragon Group, Inc.

George A. Hrdlicka
Age:                        69
Trust Manager Since:        1993
Principal Occupation:       Attorney
Recent Business Experience: Mr. Hrdlicka is a  founding partner of  the law firm
                            of  Chamberlain,   Hrdlicka,  White,  Williams,  and
                            Martin and has been primarily involved in the practice of tax law since 1965. He is a regular lecturer on tax subjects at institutes and seminars around the country and is board certified as a tax lawyer by the Texas Board of Legal Specialization.

Scott S. Ingraham
Age:                        46
Trust Manager Since:        1998
Principal Occupation:       Chief Executive Officer and Director of  Viva Group,
                            Inc. (an  online apartment  leasing  service)  since
                            1999
Recent Business Experience: From  1998  to  1999, Mr.  Ingraham  was  a  private investor. From 1992 to 1998, Mr. Ingraham was a director and officer of Oasis Residential, Inc., most recently serving as its President and Chief
                            Executive  Officer.  He  served  as Chief  Financial
                            Officer of Oasis from March 1993 to March 1996.

Lewis A. Levey
Age:                        59
Trust Manager Since:        1997
Principal Occupation:       Private Investor
Recent Business Experience: Prior to April  1997, Mr. Levey served  for 26 years in a variety of capacities with Paragon Group,  Inc.
                            or its predecessor. Most recently, Mr. Levey served as Vice Chairman of the Board of Directors and as a director of Paragon Group, Inc.

D. Keith Oden
Age:                        44
Trust Manager Since:        1993
Principal Occupation:       President  and  Chief  Operating  Officer  of Camden
                            Property Trust since December 1993


F. Gardner Parker
Age:                        59
Trust Manager Since:        1993 (Managing Outside Trust Manager since 1998)
Principal Occupation:       Private Investor
Recent Business Experience: Mr. Parker has been involved in structuring  private and venture capital investments for the past 15 years.

Steven A. Webster
Age:                        49
Trust Manager Since:        1993
Principal Occupation:       Managing  Director of  Global  Energy  Partners,  an
                            affiliate of DLJ Merchant  Banking since 1999.
Recent Business Experience: From 1997  to 1999,  Mr  Webster  was the  President
                            and   Chief  Executive   Officer  of   R & B  Falcon
                            Corporation.  From the time of its formation in 1991
                            until  1997,  Mr. Webster  was the  Chief  Executive
                            Officer and Chairman of the Board of Falcon Drilling
                            Company,   Inc.,  a   predecessor  of   R&B   Falcon
                            Corporation.
Other Directorships:        Carrizo  Oil & Gas, Inc. (oil  and gas exploration);
                            Grey Wolf, Inc. (land drilling); Brigham Exploration
                            Co. (oil and gas); Michael Petroleum Corp. (oil and gas); Basic Energy Services (oil service); Guardian
                            Holdings, Inc.(financial services); and Geokinetics,
                            Inc. (oilfield data services).

Required Vote

     Each nominee must be reelected by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the annual meeting.

     The board recommends that you vote FOR the nominees listed above.

Board Meetings

     The board of trust managers met either in person or by conference call four times in 2000. All of the trust managers attended 75% or more of meetings of the board and the committees on which they served during 2000.

Committees of the Board of Trust Managers

     The board of trust managers has established three committees. Information regarding these committees is set forth below.

Audit Committee
Members:            George A. Hrdlicka
                    Lewis A. Levey
                    Steven A. Webster
Meetings in 2000:   Two
Functions:          Reviews the  independence and performance of the independent
                    auditors,   recommends  to  the  board  the  appointment  or
                    termination of the  independent  auditors,  confers with the
                    independent   auditors   concerning   their  audits  of  our
                    financial statements, reviews the range of the services provided by the independent auditors, reviews the adequacy of our systems of internal control and reviews our annual audited financial statements and financial reporting issues.

Executive Committee
Members:            Richard J. Campo
                    William R. Cooper
                    F. Gardner Parker
                    Steven A. Webster
Meetings in 2000:   None
Functions:          May approve the  acquisition and disposal of investments and the execution of contracts and agreements, including those related to the borrowing of money. May also exercise all other powers of the trust managers, except for those that require action by all trust managers or the independent trust managers under our declaration of trust or bylaws or under applicable law.

Compensation Committee
Members:            George A. Hrdlicka
                    F. Gardner Parker
Meetings in 2000:   One
Function:           Determines   compensation   for   executive   officers   and
                    administers  the Camden  Property Trust 1993 Share Incentive
                    Plan.

Board Compensation

     Trust managers, other than those who are our employees, are paid the following fees:

  Annual fee.............................................................$12,000
  For each board meeting attended in person...............................$1,000
  For each board meeting attended by telephone conference...................$250
  For each committee meeting attended
     (unless on the same day as another meeting)............................$500

     We also may reimburse trust managers for travel expenses incurred in connection with their activities on our behalf.

     Prior to May 1995, each non-employee trust manager annually received options to purchase 4,000 common shares. We have granted a total of 24,000 options, all of which are vested and expire ten years from the grant date. Beginning in May 1995, each non-employee trust manager receives 2,000 restricted shares upon his election and 2,000 restricted shares on May 1 of each year that he is a trust manager. In 1998, Mr. Parker was elected Managing Outside Director. Upon his election, he received 2,000 restricted shares. He received an additional 2,000 restricted shares in 1999, and will receive an additional 1,000 shares on May 1 of each year that he is Managing Outside Trust Manager. We have granted a total of 60,000 restricted shares, 24,000 of which were vested at December 31, 2000. The restricted shares vest 20% on May 1 of each of the five years succeeding the date of grant.

                               EXECUTIVE OFFICERS

     There is no family relationship among any of our trust managers or executive officers. No trust manager or executive officer was selected as a result of any arrangement or understanding between that trust manager or executive officer and any other person. All executive officers are elected annually by, and serve at the discretion of, the Board of Trust Managers.

     Our executive officers are as follows:

Name                 Age    Position                  Recent Business Experience

Richard J. Campo     46     Chairman of the Board of   See "Election of Trust
                            Trust Managers and Chief   Managers" section.
                            Executive Officer (May
                            1993-present)

D. Keith Oden        44     President and Chief        See "Election of Trust
                            Operating Officer          Managers" section.
                            (December 1993-present)

H. Malcolm Stewart   49     Executive Vice President   Senior Vice President-
                            (September 1998-present)   Construction of Camden
                                                       Property Trust (December
                                                       1993-September 1998).
                                                       President  of  the
                                                       construction division of
                                                       a predecessor company
                                                       (1989-December 1993).

G. Steven Dawson     43     Chief Financial Officer,   Senior Vice President-
                            Senior Vice President-     Finance and Chief and
                            Finance 1993-present)      Secretary (May Financial
                                                       Officer of a predecessor
                                                       company (1990-May 1993).

Alison L. Dimick     38     Senior Vice President-     Vice President of
                            Acquisitions and           Acquisitions of MIG
                            Dispositions (April        Realty Advisors, a
                            1997-present)              pension fund specializing
                                                       in multifamily properties
                                                       (1991-1997).

James M. Hinton      43     Senior Vice President-     Vice President of
                            Development (June 1996     Development of Camden
                            -present)                  Development, Inc., one of
                                                       our wholly-owned
                                                       subsidiaries (December
                                                       1993-May 1996).

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table shows how many shares are owned by the trust managers and five most highly paid executive officers as of March 22, 2001. The following table also shows how many shares are owned by beneficial owners of more than 5% of our shares as of March 22, 2001. Unless otherwise noted, each person has sole voting and investment power over the shares indicated below.


                  Name and Address of Beneficial Owners (1)                       Shares Beneficially Owned (2)(3)
 ----------------------------------------------------------------------------   -------------------------------------
                                                                                    Amount          Percent of Class
                                                                                ----------------   ------------------
 LaSalle Investment Management, Inc.(4)                                               3,720,138          9.8%
 Stichting Pensioenfonds voor de Gezondheid, Geestelijkeen
    Maatschappelijke Belangen (5)                                                     2,061,465          5.4%
 Richard J. Campo                                                                     1,290,746          3.3%
 D. Keith Oden                                                                        1,287,830          3.3%
 William R. Cooper                                                                    1,028,914          2.6%
 Lewis A. Levey                                                                         607,084          1.6%
 Scott S. Ingraham                                                                      327,464            *
 H. Malcolm Stewart                                                                     261,100            *
 G. Steven Dawson (6)                                                                   248,893            *
 James M. Hinton (7)                                                                    196,739            *
 F. Gardner Parker (8)                                                                   19,064            *
 George A. Hrdlicka                                                                      16,264            *
 Steven A. Webster                                                                       10,264            *
 All trust managers and executive officers as a group (12 persons) (9)                5,016,136          12.1%


 --------------------------

*       Less than 1%

(1) The address for LaSalle Investment Management, Inc. and LaSalle Investment Management (Securities), L.P. is 200 East Randolph Drive, Chicago, Illinois 60601. The address for Stichting Pensioenfonds voor de Gezondheid, Geestelijkeen Maatschappelijke Belangen is P.O. Box 4001,3700 KA Zeist, The Netherlands. The address for Messrs. Campo, Oden, Cooper, Levey, Ingraham, Stewart, Dawson, Hinton, Webster, Parker and Hrdlicka is c/o Camden Property Trust, 3 Greenway Plaza, Suite 1300, Houston, Texas 77046.

(2) These amounts include the following shares that the following persons had a right to acquire within 60 days after March 22, 2001. These include vested options to purchase shares held in a rabbi trust, ordinary share options and through the exchange of units of limited partnership interest in Camden Operating, L.P. Each option represents the right to receive one common share upon exercise. Each partnership unit is exchangeable for one common share. We may elect to pay cash instead of issuing shares upon a tender of units for exchange.


                                            Vested Options Held       Other Vested        Units of Limited
                                              in a Rabbi Trust           Options        Partnership Interest
                                           -----------------------   ----------------   ---------------------
Richard J. Campo                                    244,960                568,616               --
D. Keith Oden                                       244,351                568,616               --
William R. Cooper                                     3,864                 --               1,021,045(a)(b)
Lewis A. Levey                                        3,864                 --                 540,959(b)
Scott S. Ingraham                                        --                265,650               --
H. Malcolm Stewart                                   67,108                 60,752               --
G. Steven Dawson                                     60,933                 50,839               --
James M. Hinton                                      38,173                 24,338               --
Steven A. Webster                                     7,064                 --                   --
F. Gardner Parker                                     9,464                  8,000               --
George A. Hrdlicka                                    7,064                  8,000               --
All trust managers and executive
 officers as a group (12 persons)                   706,012              1,583,284           1,321,063



     (a) Includes 302,102 units held by WRC Holdings, Inc., which is controlled by Mr. Cooper, 101,784 units held by PGI Associates, L.P., the general partner of which is controlled by Mr. Cooper, and 38,457 units held by Cooper Partners Limited, which is controlled by Mr. Cooper.

     (b) Includes 240,941 units held by Gateway Associates I, L.P. Messrs. Cooper and Levey are the general partners of the general partner of Gateway Associates I, L.P.

(3) The amounts exclude the following unvested options to purchase shares held in a rabbi trust and other unvested options:

                                                   Unvested Options                Unvested
                                                Held in a Rabbi Trust               Options
                                           ---------------------------------   ------------------
Richard J. Campo (a)                                        23,393                   217,611
D. Keith Oden (a)                                           23,393                   217,611
William R. Cooper                                            4,402                     --
Lewis A. Levey                                               4,402                     --
H. Malcolm Stewart                                          33,335                    38,799
G. Steven Dawson                                            28,043                    32,677
James M. Hinton                                             26,687                    32,382
Steven A. Webster                                            4,402                     --
F. Gardner Parker                                            8,002                     --
George A. Hrdlicka                                           4,402                     --
All trust managers and executive
 officers as a group (12 persons)                          182,831                   577,269


     (a) Does not include 9,348 shares of the 18,696 shares owned by Centeq Realty, Inc. Messrs. Oden and Campo each own 50% of the common shares of Centeq Realty, Inc.

(4) Based on information contained in an amendment to Schedule 13G filed with the SEC on February 12, 2001, as of December 31, 2000, LaSalle Investment Management, Inc. possessed sole voting and dispositive power over 157,144 shares and shared dispositive power over 342,766 shares and LaSalle Investment Management (Securities), L.P. possessed sole voting power over 178,514 shares, shared voting power over 2,950,305 shares, sole dispositive power over 147,414 shares and shared dispositive power over 3,072,814 shares.

(5) Based on information contained in a Schedule 13G filed on February 6, 2001, as of December 31, 2000, Stichting Pensioenfonds voor de Gezondheid, Geestelijkeen Maatschappelijke Belangen possessed sole voting power and sole dispositive power over 15,400 shares and shared voting power and shared dispositive power over 2,046,065 shares.

(6) Includes 680 shares that are held in an account for the benefit of one of Mr. Dawson's minor children, for whom Mr. Dawson and his wife are the custodians.

(7) Includes 2,210 shares that are held in trusts for the benefit of Mr. Hinton's two minor children, for whom Mr. Hinton and his wife are the trustees.

(8) Includes 200 shares that are held by Mr. Parker's wife and 100 shares that are held in trusts for the benefit of Mr. Parker's two children, for whom his wife is the trustee.

(9) Shares and/or units beneficially owned by more than one individual have been counted only once for this purpose.

            SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on our records and other information, we believe that all SEC filing requirements applicable to our trust managers and officers were complied with in 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     One of our nonqualified-REIT subsidiaries has made unsecured, full recourse loans to Messrs. Campo and Oden of $900,000 each. Messrs. Campo and Oden used the proceeds of these loans to purchase our common shares. The loans have the following terms:

      Maturity:         February 2004
      Interest Rate:    5.23% per year
      Repayment Dates:  Principal due at maturity and interest payable quarterly

     We provide residential services for properties that are owned by limited partnerships in which Mr. Cooper has ownership interests. In 2000, we earned about $944,000 in management fees on these properties.

     Bank One, N.A. has made unsecured, full recourse loans to our six senior executive officers in the aggregate amount of $23 million. The officers used the proceeds of these loans to purchase our common shares in open market transactions in December 1999 and March 2000. Each loan has a five-year term, has a fixed market interest rate, requires quarterly interest payments on dates coinciding with our quarterly dividend payments and requires payment in full at maturity. The loans are unsecured and contain prepayment penalty provisions. To facilitate these loans, two of our wholly-owned subsidiaries have guaranteed the payment of the loans and the related fees and liabilities. Simultaneously, we entered into a reimbursement agreement with each of the officers under which the respective officer agreed to reimburse us for all amounts we pay to the lender under his or her guaranty. We have not had to perform under the guaranties.

     Messrs. Campo and Oden have each invested approximately $200,000 in Viva Group, Inc., an internet-based company that provides on line owner-renter matching services for the multi-family housing industry. Subsequently, in a separate transaction consummated in 2000, we invested approximately $2.1 million in this company. Mr. Ingraham is a director, executive officer and a significant shareholder of Viva Group, Inc. Additionally, during 2000 we invested approximately $750,000 in BroadBand Residential, Inc. a broadband company providing high speed data services to multifamily residents. In connection with our investment, Mr. Campo was named a director of the company.

         COMPENSATION COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION

     The compensation committee administers our executive compensation program. The compensation committee consists entirely of non-employee trust managers.

Objectives

     Our executive compensation program aims to:

                support our business objectives to produce consistent earnings growth and selectively invest in favorable markets;

                attract, reward, motivate and retain talented executives;

                tie executive compensation to our financial performance and portfolio growth; and

                link executives' goals with shareholders' interests.

Types of Compensation

     Our executive compensation system consists of three elements:

                base salary;

                annual bonus; and

                long-term compensation, which includes grants of restricted shares and options.

     The compensation committee does not allocate a fixed percentage of compensation to these three elements. Nor, except when awarding bonuses, does the compensation committee use specific qualitative or quantitative measures or factors in assessing individual performance.

Base Salary

     The compensation committee believes that we would be best served if executive base salaries are kept at amounts approximating the median level within our industry. In its determination of comparable companies, the compensation committee gives primary consideration to comparable companies included in the equity REIT peer group used for the five-year comparison of total shareholder return in the performance graph. The compensation committee reviews salary information about comparable companies contained in public disclosures made by companies in the real estate industry. Based on this review, and an assessment of our overall corporate performance and the executive's specific job duties, experience and impact on our financial performance and short- and long-term growth, the compensation committee decides on base salary levels and annual increases.

Bonus Compensation

     Executive officers may receive bonuses that are intended to reward them for their contribution to the achievement of our business objectives. Award levels are determined for each executive, as a percentage of base salary, based on the executive's responsibilities, the achievement of corporate goals, the achievement of individual goals and, in part, a discretionary evaluation by the compensation committee. Corporate goals are based on operating performance, as measured by our funds from operations. For 2000, our growth in funds from operations per share was in line with market expectations. Individual goals include both objective financial measures and subjective factors, such as efficient management of capital resources and successful acquisitions, dispositions and development.

Long-Term Compensation

     Because today's business decisions affect us over a number of years, long-term incentive awards are tied to our performance and the long-term value of our shares. Grants of restricted shares and options to purchase common shares are an important part of our long-term compensation plan. The executives who receive grants only gain when shareholders gain--when share value increases. During 2000, the compensation committee did not follow any firmly established formula for the issuance of long-term compensation. Instead, grants were made based on an assessment of corporate performance and the performance of the executive's department.

     The compensation committee did not grant any options to executives for 2000. Holders of at least 20,000 vested options are eligible for reloads upon the exercise of the options. Options vest 33% on the next three anniversaries of the date of grant.

     To more fully tie compensation to long-term performance, executives must receive between 25% and 50% of their annual bonuses in restricted shares. Restricted shares are valued at 150% of the cash value of the corresponding portion of the bonus. The number of shares to be issued is determined based on the market share price at the date of grant. Restricted shares vest 25% on the grant date and 25% on each of the next three anniversaries of the grant date.

     The compensation committee has established a rabbi trust in which granted restricted shares may be placed for the benefit of certain officers. Vested restricted shares and the dividends that are paid on restricted shares held by the rabbi trust may be purchased by the officer at any time within 20 years from the date of vesting of such shares. The purchase price of the restricted shares is (1) 10% of the fair value of the shares on the date that the shares were placed to the rabbi trust and (2) 5% of the amount of dividends declared and paid into the rabbi trust with respect to such shares.

CEO Performance Evaluation

     In determining the compensation of Mr. Campo, the compensation committee applies the same philosophy and procedures as it applies to other executive officers. The committee compared Mr. Campo's compensation structure with that of other chief executive officers within our industry. Based on that review, and an assessment of our overall corporate performance and Mr. Campo's experience and impact on our financial performance and short- and long-term growth, the compensation committee increased Mr. Campo's base salary for 2000 and granted him restricted shares and a bonus. In making its determination, the committee considered a variety of factors, including the following:

          an increase of $0.30 per share or 9.4% in funds from operations, which we consider to be an appropriate measure of performance of an equity REIT, over 1999;

          an increase of 5.3% in "same property" net operating income over 1999;

          increased profitability resulting from the addition of newly developed properties;

          continuing geographical diversification of our portfolio to provide stable cash flows and insulation against regional economic downturns; and

          strengthening the balance sheet and disciplined management of assets.

Additionally, during 2000, in response to the successful implementation of our land development strategy, 90,317 previously issued restricted share awards were vested. These shares were originally scheduled to vest from three to five years from date of grant.

Other
         The SEC requires that this report comment upon our policy with respect to section 162(m) of the Internal Revenue Code, which limits the deductibility on our tax return of compensation over $1 million to any of our named executive officers, unless the compensation is paid pursuant to a plan that is performance-related, non-discretionary and has been approved by our shareholders. We did not pay any compensation during 2000 that would be subject to section 162(m). We believe that, because we qualify as a REIT under the Internal Revenue Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of section 162(m) will not generally affect our net income. However, to the extent that compensation does not qualify for deduction under section 162(m), a larger portion of shareholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that section 162(m) will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each shareholder. For these reasons, the compensation committee's compensation policy and practices are not directly governed by section 162(m).

     This section of the proxy statement is not deemed "filed" with the SEC and is not incorporated by reference into our Annual Report on Form 10-K.

     This executive officer compensation report is given by the following members of the compensation committee:

                                            F. Gardner Parker
                                            George A. Hrdlicka

                       COMPENSATION OF EXECUTIVE OFFICERS

     The table below shows the pre-tax compensation for the last three years for our Chief Executive Officer and the four next highest paid executive officers at the end of 2000.

                           Summary Compensation Table

                                                       Annual Compensation                 Long-Term Compensation
                                              -------------------------------------- -----------------------------------
                                                                                                          Securities
                                                                                      Restricted Share    Underlying
        Name and Principal Position           Year        Salary          Bonus(1)      Awards(1)(2)        Options
 ------------------------------------------  -------- ----------------  ------------- ------------------ --------------
 Richard J. Campo                             2000    $       390,000        272,500  $     365,300
 Chairman of the Board and Chief              1999            281,750        245,513        542,813 (3)
 Executive Officer                            1998            258,000        170,313        649,827 (3)        537,749

 D. Keith Oden                                2000    $       390,000        272,500  $     365,300
 President and Chief Operating                1999            281,750        245,513        542,813 (3)
 Officer                                      1998            258,000        170,313        649,827 (3)        537,749

 H. Malcolm Stewart                           2000    $       290,000        161,250  $     193,900
 Executive Vice President                     1999            208,000        182,769        224,156
                                              1998            190,000        103,125        183,875             46,330

 James Hinton                                 2000    $       230,000        161,250  $     178,100
 Senior Vice President - Development          1999            174,000        156,050        245,250
                                              1998            160,000         85,938        144,938             35,330

 G. Steven Dawson                             2000    $       225,000        161,250  $     193,900
 Chief Financial Officer, Senior Vice         1999            185,000        149,175        291,375
 President - Finance, and Secretary           1998            175,000         68,750        130,875             35,830



(1) The compensation committee annually grants executives restricted shares awards. Restricted share awards have vesting periods of five years, with initial vesting beginning one year from the date of grant. The restricted share awards were valued based on the market share price at the date of grant. The value of the restricted share awards granted is included in the above table under "Restricted Share Awards."

     Additionally, the compensation committee requires executives to receive between 25% and 50% of their annual bonus in restricted shares. Bonus restricted shares are valued at 150% of the cash value of the corresponding portion of the bonus. The number of shares issued was determined based on the market share price at the date of grant. Bonus restricted shares vest 25% on the grant date and 25% on each of the next three anniversaries of the grantdate. Vested bonus restricted shares are included in the above table under "Bonus" and the unvested bonus restricted shares are included in the above table under "Restricted Share Awards."

(2) AtDecember 31, 2000, the aggregate value of the 426,067 restricted shares outstanding based on the closing share price of $33.50 at December 31, 2000 was $14,273,236. In February 2001, we awarded 41,029 restricted shares. These grants were awarded based on 2000 corporate and individual performance. The aggregate value of restricted shares, including the grants made in February 2001, based on the share price of $33.50 on December 31, 2000, was $15,647,691. Distributions on restricted shares were paid at the same rate as paid to all shareholders.

(3) During 2000, the unvested portion of these awards, along with the unvested portion of awards made in prior years to Messrs. Campo and Oden became fully vested. These shares were originally scheduled to vest from three to five years from the date they were originally granted.

     The following table gives more information on options. None of the five executive officers were granted options during 2000.

                 Aggregated Option Exercises In Last Fiscal Year
                        and Fiscal Year-End Option Values


                                                         Number of Common Shares
                           Shares                         Underlying Unexercised          Value of Unexercised
                          Acquired                              Options at               In-The-Money Options at
                             on             Value         December 31, 2000 (1)           December 31, 2000 (1)
                                                      ------------------------------ ---------------------------------
Name                      Exercise         Realized     Exercisable   Unexercisable   Exercisable     Unexercisable
----------------------- -------------   ------------- --------------- -------------- --------------- -----------------
Richard J. Campo            42,813       $1,316,500        582,105       233,333     $  1,646,689    $   1,714,268

D. Keith Oden               42,813        1,316,500        582,105       233,333        1,646,689        1,714,268

H. Malcolm Stewart          17,939          551,624         69,528        35,443          149,642          332,749

James M. Hinton              5,442          167,342         32,780        28,444          127,769          193,843

G. Steven Dawson            19,574          601,900         59,449        28,610          129,123          266,941


(1) These year-end values represent the difference between the fair market value of the shares subject to options (based on the share price of $33.50 on December 31, 2000)and the exercise prices of the options. "In-the-money" means that the fair market value of the shares is greater than the option's exercise price on the valuation date.

Employment Agreements

     We have entered into an employment agreement with each of Messrs. Campo, Oden, Stewart, Dawson and Hinton. The agreements expire August 20, 2001. The agreements provide for minimum salary levels as well as various incentive compensation arrangements, which are payable based on the attainment of specific goals. The agreements also provide for severance payments if certain situations occur, such as termination without cause or a change of control. The severance payments vary based on the officer's position and amount to one times the current salary base for Messrs. Stewart, Dawson and Hinton and 2.99 times the average annual compensation over the previous three fiscal years for Messrs. Campo and Oden. Six months prior to expiration, unless notification of termination is given, these agreements extend for one year from the date of expiration.

Compensation Committee Interlocks and Insider Participation

     No member who served on our compensation committee during 2000 was either:

                an officer or employee during 2000;

                a former officer; or

                was party to any material transaction described earlier in the "Certain Relationships and Related Transactions" section.

     No executive officer served as a member of the compensation or similar committee or board of directors at any entity whose members served on our compensation committee.

                                PERFORMANCE GRAPH

     SEC rules require proxy statements to contain a performance graph comparing, over a five-year period, the performance of our shares against the Standard & Poor's 500 Composite Stock Index and against either a published industry or line-of-business index or group of peer issuers. We chose the National Association of Real Estate Investment Trusts All Equity Index (excluding health care real estate investment trusts) as the relevant index. The graph assumes the investment of $100 on December 31, 1995 and quarterly reinvestment of dividends.

                              CAMDEN PROPERTY TRUST





                              [GRAPH APPEARS HERE]








                    Dec-95        Dec-96        Dec-97        Dec-98         Dec-99        Dec-00
                 ------------- ------------- ------------- -------------- ------------- -------------
Camden              100.0         130.0         150.6          135.4         156.5         203.7
NAREIT              100.0         135.3         162.7          134.2         128.0         161.8
S&P 500             100.0         123.0         164.0          210.9         255.2         232.0


                             AUDIT COMMITTEE REPORT

     The board of trust managers has adopted a written charter for the audit committee, a copy of which is included as Annex A to this proxy statement.

     The members of the audit committee are independent, as independence is defined in Section 303.01 (B)(2) and (3) of the New York Stock Exchange's listing standards.

     The audit committee has reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP, our independent auditors. The audit committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, written communication from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed their independence with the independent auditors. Based upon these reviews and discussions, the audit committee recommended to the board of trust managers that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the SEC.

     The  audit  committee  also  recommended  the  reappointment,   subject  to
shareholder ratification, of Deloitte & Touche LLP as our independent auditors for 2001 and the board of trust managers concurred with such recommendation.

     This section of the proxy statement is not deemed "filed" with the SEC and is not incorporated by reference into our Annual Report on Form 10-K.

     This audit committee report is given by the following members of the audit committee:

                                          George A. Hrdlicka
                                          Lewis A. Levey
                                          Steven A. Webster


                        SELECTION OF INDEPENDENT AUDITORS
                             (Item 2 on Proxy Card)

     The audit committee has selected Deloitte & Touche LLP as our independent auditors for 2001.

     Representatives of Deloitte & Touche LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions.

Required Vote

     The proposal will be approved if it receives the affirmative vote of a majority of shares represented in person or by proxy at the meeting.

     The board recommends that you vote FOR approval of the appointment of Deloitte & Touche LLP.

Audit Fees

     The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of our annual financial statements for the year December 31, 2000 and the review of the financial statements in our Quarterly Reports on Form 10-Q for 2000 was $342,000.

All Other Fees

     The aggregate fees billed for professional services rendered during 2000 relating to the review of our tax returns, internal audit services, consultation on accounting standards and REIT compliance and other miscellaneous services was $197,000. The audit committee has considered whether the provision of these services is compatible with maintaining the independent accountants' independence and has determined that such services have not adversely affected Deloitte & Touche LLP's independence.

                              SHAREHOLDER PROPOSALS

     We must receive any shareholder proposal intended for inclusion in the proxy materials for the annual meeting to be held in 2002 no later than December 31, 2001.
                                 ANNUAL REPORTS

     Our 2000 annual report, including consolidated financial statements, is being mailed to you along with this proxy statement.

                                                                         ANNEX A


                 AUDIT COMMITTEE OF THE BOARD OF TRUST MANAGERS
                                     CHARTER

I.   PURPOSE

     The primary function of the Audit Committee is to assist the Board of Trust Managers in fulfilling its oversight responsibilities over financial reporting, internal controls, compliance, ethics and the Company's auditing, accounting and financial reporting processes generally.
     Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices. The Audit Committee's primary duties and responsibilities are to:

            Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

            Review and appraise the audit efforts of the Company's independent accountants and internal auditing department, if any.

            Provide an open  avenue  of  communication   among  the  independent
            accountants, financial and senior management, the internal auditing department, and the Board of Trust Managers.


     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter.

II.  COMPOSITION

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent Trust Managers (as defined in the listing standards of the New York Stock Exchange), and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. The Committee members shall not be employed directly or indirectly by the Company or serve on the boards of companies providing services to the Company. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified or until their earlier death, retirement, resignation or removal. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

     The Committee shall hold regular meetings as may be necessary and such special meetings as may be called by the Chair of the Committee or at the request of the independent accountants or the director of the internal auditing department, if any. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department, if any, and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

IV.  RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

     Documents/Reports Review

     1.   Review and update this Charter annually, or as conditions dictate.

     2.   Review  the  Company's  annual  financial   statements  and  quarterly
          reports, including any certification, report, opinion, or review rendered by the independent accountants.

     Independent Accountants

     3. Recommend to the Board of Trust Managers the selection of the independent accountants, considering independence and effectiveness. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Company to determine the accountants' independence.

     4. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

     5. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the Company's financial statements.

     Financial Reporting Processes

     6. In consultation with the independent accountants and the internal auditors, if any, review the integrity of the Company's financial reporting processes, both internal and external.

     7. Consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

     Process Improvement

     8. Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     9.   Review  any  significant   disagreement   among   management  and  the
          independent   accountants  or  the  internal  auditing  department  in
          connection with the preparation of the financial statements.

     Ethical and Legal Compliance

     10. Review and update periodically Management's Code of Ethical Conduct and its system of enforcement.

     11. Review activities, organizational structure, and qualifications of the internal audit department, if one exists.

     12. Review, with counsel, legal compliance matters, including corporate securities trading policies.

     13. Review, with counsel, any legal matter that could have a significant impact on the Company's financial statements.

     14. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                             CAMDEN PROPERTY TRUST
                        FORM OF PROXY FOR ANNUAL MEETING
                            TO BE HELD MAY 15, 2001

     This proxy is solicited on behalf of the Board of Trust Managers.

     The undersigned hereby appoints Richard J. Campo, D. Keith Oden and G. Steven Dawson, or any of them, proxies of the undersigned, with full powers of substitution, to vote all of the common shares of beneficial interest of Camden Property Trust that the undersigned is entitled to vote at the Annual Meeting to be held on May 15, 2001 and at any adjournment thereof, and authorizes and instructs said proxies to vote as set forth on the reverse side.

         THE BOARD OF TRUST MANAGERS RECOMMENDS A VOTE FOR ALL NOMINEES
                    LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

      IMPORTANT - This proxy must be signed and dated on the reverse side.


     PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1.  Election of Trust Managers               FOR    WITHHOLD           Nominees:
    Instruction:  To withhold authority             AUTHORITY     Richard J. Campo
    to vote for any individual nominee,              FOR ALL      William R. Cooper
    write in that nominee's name on the             NOMINEES      George A. Hrdlicka
    lines below.                                                  Scott S. Ingraham
     ________________________________                             Lewis A. Levey
     ________________________________                             D. Keith Oden
                                                                  F. Gardner Parker
                                                                  Steven A. Webster

2.  Ratification of the appointment of       FOR    AGAINST             ABSTAIN
    Deloitte & Touche LLP as independent
    auditors.


     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

                               This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2.

                               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR BY FACSIMILE TO (713) 354-2710.

                               -------------------------------------
                               Signature

                               Dated: __________________________, 2001

                               NOTE: Please sign name exactly as it appears on the share certificate. Only one of several joint owners need to sign. Fiduciaries should give full title.